AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 12th day of December, 1996, by and between ARCHON GROUP, L.P., a Delaware limited partnership ("Purchaser"), and THIRTEENTH & K STREETS ASSOCIATES LIMITED PARTNERSHIP, a District of Columbia limited partnership ("Seller").

                             W I T N E S S E T H:

1.   PURCHASE AND SALE.   Subject to the terms and conditions set forth in this
Agreement, Purchaser agrees to purchase and Seller agrees to sell at the price of Twenty-Eight Million Three Hundred Thousand And No/100 Dollars ($28,300,000.00) (the "Purchase Price"), that certain land and building commonly known as 1275 K Street, Washington, District of Columbia, legally described on Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Four Hundred Thousand and No/100 Dollars ($400,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C; and

     2.2. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Near North National Title Corporation as agent for First American Title Insurance Company (hereinafter referred to as "Title Insurer") dated August 8, 1996 for the Property (the "Title Commitment"). Seller and Purchaser shall each pay for one-half of the costs of the Title Commitment and Title Policy and Purchaser shall pay for the cost of any endorsements to the Title Policy.

     3.2. Purchaser has received a survey of the Property prepared by Kamber Engineering, Inc. dated October 31, 1985 (the "Existing Survey").

4.   PAYMENT OF CLOSING COSTS.
     4.1. In addition to the costs set forth in Paragraphs 3.1, Seller and Purchaser shall each pay for one-half of the costs of (i) the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser, (ii) all other charges of the Title Insurer in connection with this transaction, and (iii) the cost of the new survey.
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5.   CONDITION OF TITLE.

     5.1. Purchaser shall review the Title Commitment and Existing Survey during the period between the date of the execution of this Agreement and December 8, 1996 (the "Title Inspection Period"). Prior to the expiration of the Title Inspection Period, Purchaser shall provide Seller with a marked-up copy of the Title Commitment and Existing Survey enumerating its objections to the Title Commitment and Existing Survey (the "Title and Survey Objections") and listing those exceptions to title which are acceptable to Purchaser (which shall include general real estate taxes, association assessments, special district taxes and related charges not yet due and payable). Seller shall review the Title and Survey Objections, and respond to Purchaser in writing prior to the expiration of the Inspection Period (as defined below). If Purchaser and Seller resolve all Title and Survey Objections, a marked copy of the Title Commitment and Existing Survey indicating such agreement shall be initialed by both Purchaser and Seller (hereinafter known as the "Final Title Commitment" and the "Final Existing Survey") and shall serve as an amendment to this Agreement. (The exceptions to title set forth on the Final Title Commitment are hereinafter known as "Permitted Exceptions". All other exceptions to title shall be referred to as "Unpermitted Exceptions".) If Purchaser and Seller do not resolve all Title and Survey Objections prior to the expiration of the Inspection Period, either Purchaser or Seller shall have the right to terminate this Agreement by delivery of written notice to the other on or before 5:00 p.m. Chicago time or December 10, 1996, in which event this Agreement shall terminate, Purchaser shall receive the Earnest Money together with all interest earned thereon and neither party shall have any liability hereunder except as set forth herein.

     5.2. If, prior to "Closing" (as hereinafter defined) but after the end of the Inspection Period, a date-down to the Title Commitment discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment, at Seller's expense, to (i) cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions with Purchaser's approval which Purchaser may withhold in its sole discretion. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.2, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser
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together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.3. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the date title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 and which would not have a material and adverse impact upon the use of the Property as it is currently being operated (as reasonably determined by Seller in good faith), Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and pay to Purchaser any uninsured amount. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as reasonably determined by Seller in good faith) or which would have a material and adverse impact upon the use of the Property as it is currently being operated, then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material
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non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use or value of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on the date hereof and ending at 5:00 p.m. Chicago time on December 10, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser, to the extent in Seller's possession, copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, structural reports, environmental reports and unaudited year end 1995 and year-to-date 1996 operating statements. Furthermore, if the following are reasonably available to Seller, Seller shall deliver to Purchaser plans and specifications (all documents set forth in this Paragraph 7.1 being known as the "Seller Documents").

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of
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Purchaser.  Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If, for any reason whatsoever or for no reason, Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Seller acquired title to the Property by foreclosure (or deed-in-lieu thereof) and, therefore, Seller makes no representations or warranties relating to the condition of the Property or the Personal Property, except as expressly set forth in this Agreement. Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
Section 1802 et seq.  As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.
The terms and provisions of this Paragraph 7.2 are subject to Seller's representations and warranties set forth in Paragraph 18.2 hereof.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as expressly set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Intentionally deleted.

8. CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS. The obligations of the Purchaser to purchase the Property from the Seller and to perform the other covenants and obligations to be performed by it on the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by the Purchaser):

     8.1. Representations and Warranties True. The representations and warranties made by the Seller in Paragraph 18.2 shall be true and correct on the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date.

     8.2. Title to Real Property. On the Closing Date, the Title Insurer shall be prepared, subject to the payment by the Seller of the applicable premium, to issue to the Purchaser, or its designee, at standard rates, an ALTA Form B owner's title insurance policy or its equivalent covering the Property, in an amount equal to the Purchaser Price, insuring title to the Property strictly in the form set forth in the Final Title Commitment, subject only to Permitted Exceptions, Unpermitted Exceptions waived in writing by Purchaser, and such other matters caused by the actions of Purchaser.

     8.3. Covenants and Agreements. On or before the Closing Date, the Seller will have performed all covenants and agreements required to be performed by it pursuant to the terms of this Agreement.

     8.4. No Litigation. On or before the Closing Date, Seller shall not have received notice of any pending action or proceeding adversely affecting Seller's ability to perform the transaction contemplated by this Agreement or the Property for which Seller has not assumed all liability therefor.

     8.5. Tenant Certificate Condition to Closing.

          8.5.1. The following terms have been defined as follows for convenience of reference:

               8.5.1.1. "Tenant Certificate" means a certificate, commonly known as an estoppel certificate, signed by a tenant with respect to its Lease, either in the form set forth on Exhibit L hereto or on such other form as is substantially consistent with the requirements of the tenant's lease for such certificates.

               8.5.1.2. "Seller Tenant Certificate" means a Tenant Certificate signed by the Seller with respect to a particular Lease for which the Tenant in question has failed to execute and deliver a Tenant Certificate, in which case the Seller Tenant Certificate shall be in the form of Exhibit L, provided that a Seller Tenant Certificate shall in all cases be limited to Seller's knowledge as defined in paragraph 18.1 above.

               8.5.1.3. "Qualification" means any assertion in a Tenant Certificate or Seller Tenant Certificate (whether in the form of Exhibit L or otherwise) of (i) a claim, counterclaim, offset or defense against the landlord, (ii) a default on the part of the landlord, (iii) unpaid credits, allowances or other sums due from the landlord prior to the date of the estoppel (other than disclosed on EXHIBIT M, EXHIBIT N or Exhibit O attached hereto or pursuant to a new lease pursuant to Paragraphs 17.1.4 and 17.2.5 herein), (iv) an unfulfilled construction or other obligation on the part of the landlord prior to the date of estoppel (other than disclosed on EXHIBIT M, EXHIBIT N or Exhibit O attached hereto or pursuant to a new lease pursuant to Paragraphs 17.1.4 and 17.2.5 herein), or (v) information which is contrary (in an adverse respect to the landlord) (x) to the information contained in the rent roll attached hereto as Exhibit M, or (y) to the information pertaining to tenant allowances and concessions and leasing commissions contained on Exhibit N;

               8.5.1.4. "Unacceptable Qualification" means any Qualification other than the following:

               (a) a Qualification which is expressly disclosed on the rent roll attached hereto as Exhibit M or the schedules attached hereto as Exhibit N or Exhibit O or a Qualification relating to non-payment of November, 1996 or December, 1996 rent, provided the same is not as a result of a default by Seller; or

               (b) a Qualification expressly disclosed on the other Exhibits attached hereto and made a part hereof.

          8.5.2. If a Qualification is not an Unacceptable Qualification, it shall not affect Purchaser's obligations to close hereunder or give rise to any liability from Seller to Purchaser.

          8.5.3. Seller shall promptly request a Tenant Certificate in the form of Exhibit L from all tenants, and shall in good faith pursue the collection of the same. Seller shall deliver to Purchaser, upon Seller's receipt thereof, all Tenant Certificates signed by tenants (whether in the form of Exhibit L or otherwise).

          8.5.4. It shall be a condition to Purchaser's obligations hereunder (the "Estoppel Condition") that Seller deliver to Purchaser, on or prior to the Closing Date, (i) a Tenant Certificate from Kator Scott & Heller, Cable & Wireless, Inc. and D.C. Housing Finance Agency ("Major Tenant"), and such other tenants as to make the square footage leased by all tenants subject to Tenant Certificates, exclusive of Society of the Plastics, Inc., equal to 50% of net rentable area of the Property (the parties hereto agree that the net
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rentable area of the Property is 225,660 sq. ft.), and (ii) either a Tenant
Certificate or Seller Tenant Certificate from such other tenants so that Purchaser receives Tenant Certificates or Seller Tenant Certificates, when added to those Tenant Certificates required by 8.5.4(i), for tenants occupying 75% of the gross rentable area of the Property. Notwithstanding the foregoing to the contrary, Seller shall not have satisfied the Estoppel Condition if any of the Tenant Certificates received by Seller or Seller Tenant Certificates disclose Unacceptable Qualifications other than Unacceptable Qualifications with an "Estoppel Qualification Sum" (hereinafter defined) of less than $100,000 in the aggregate. The "Estoppel Qualification Sum" shall mean the following:

          (i) if the claim asserted arises out of a defect which can be cured, with the expenditure of money on a one time basis, such as a physical defect, then such sum shall be calculated by a reasonable estimate of the cost to repair or remediate said defect subject to the reasonable approval of Purchaser; and

          (ii) if the claim asserted affects a continuing obligation of a tenant under the lease, such as the payment of rent, then the claim shall be calculated by (i) determining the amount of the claim on a per annum basis,
(ii) multiplying said amount by the number of years or partial years said claim would affect the monetary obligations under the lease and (iii) discounting said product on a present value basis using a discount rate of 10% per annum.

     If the Unacceptable Qualifications have an Estoppel Qualification Sum of less than $100,000 in the aggregate, then Seller shall either (i) grant Purchaser a credit at Closing for an amount equal to the Estoppel Qualification Sum, or (ii) cure all conditions giving rise to an Unacceptable Qualification and obtain written confirmation from the applicable tenant that such condition has been cured on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller in its sole discretion. Provided Seller performs its covenant in this Paragraph 8.5.4, the disclosure of Unacceptable Qualifications having an Estoppel Qualification Sum of less than $100,000 in the aggregate shall not affect Purchaser's obligations to close hereunder or give rise to any additional liability from Seller to Purchaser.

          8.5.5. If Seller delivers any Seller Tenant Certificates, then upon receipt after Closing by Purchaser of a Tenant Certificate containing the information herein required from a tenant under a Lease for whom Seller has executed and delivered a Seller Tenant Certificate at Closing, the Seller Tenant Certificate executed and delivered by Seller at Closing shall become null and void and the Tenant Certificate received from the tenant shall be substituted therefor. Seller's liability under Seller Tenant Certificates shall be limited pursuant to Paragraph 19 herein.

          8.5.6. If Seller has not satisfied the Estoppel Condition on or before 5:00p.m. Chicago time on December 15, 1996, then Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller on or before such date. If Purchaser exercises its rights to terminate in accordance with the terms of this Paragraph 8.5.6, this Agreement shall be null and void without further action of the parties and all Earnest Money theretofore deposited by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7 hereof. If Purchaser does not terminate this Agreement pursuant to the first sentence of this Paragraph 8.5.6, the parties shall proceed to Closing and (i) Purchaser shall receive a credit at Closing equal to the amount of the Estoppel Qualification Sum of the Unacceptable Qualifications contained in the Tenant Certificates or Seller Tenant Certificates, up to an aggregate amount of $100,000 or (ii) Seller shall cure all conditions giving rise to an Unacceptable Qualification Sum up to an aggregate amount of $100,000 and obtain written confirmation from the applicable tenant that such condition has been cured. The determination to perform the covenant contained in subparagraphs
(i) or (ii) in the preceding sentence shall be made by Seller in its sole discretion.

     8.6 Except as specifically set forth in Paragraph 8.5, if any one or more of the conditions set forth in Paragraph 8 above are not satisfied as of the date specified for Closing hereunder, then Purchaser shall have the option, in its sole discretion, exercised by written notice to Seller, to: (i) waive such condition and complete the Closing under this Agreement in accordance with the terms and conditions hereof, without any reduction or adjustment in the Purchase Price as a result of such waived condition; or (ii) terminate this Agreement and obtain a refund of its Earnest Money and all interest earned thereon, whereupon Seller and Purchaser shall be thereupon released from all further liability or obligation under this Agreement except with respect to the provisions hereof which are expressly intended to survive the termination of this Agreement for any reason.

9. CLOSING. The closing of this transaction (the "Closing") shall be on December 19, 1996 (the "Closing Date"), at the offices of Seller's counsel, Chicago, Illinois at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in the District of Columbia, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

10.  CLOSING DOCUMENTS.
     10.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          10.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          10.2.2. a quit claim bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          10.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          10.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          10.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          10.2.6. original, and/or copies of, leases affecting the Property in Seller's possession (which shall be delivered at the Property);

          10.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          10.2.8. possession of the Property to Purchaser, subject to the terms of leases;

          10.2.9.  evidence of the termination of the management agreement;

          10.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K);

          10.2.11. an updated rent roll certified by the Seller to be true and correct as of the Closing Date setting forth (i) all past due and uncollected rent and additional charges, (ii) all prepayments of rent and additional charges, and (iii) all security deposits (including interest thereon, if any) held by Seller under all Leases;

          10.2.12.  all certificates of occupancy in Seller's possession; and

          10.2.13. a complete set of the architectural, mechanical, electrical and structural plans and specifications for the Property in Seller's possession.

     10.3. Notwithstanding anything contained herein to the contrary, on the Closing Date Purchaser and Seller shall enter into an escrow agreement ("Metzger Escrow Agreement") with Title Insurer in form reasonably acceptable to Purchaser and Seller related to payments due under that certain office lease dated April 1, 1991 (the "Metzger Lease") with the tenant known as Metzger, Gordon, Scully & Mortimer or any of its successors or assigns under the Metzger

Lease ("Metzger"). On the Closing Date, Purchaser and Seller shall instruct Metzger to pay the full amount of the rent and all additional rent due under the Metzger Lease to the Title Insurer each month in accordance with the schedule attached to the Metzger Escrow Agreement, which schedule shall be modified by Purchaser and Seller as necessary to reflect any changes in rent or additional rent payable pursuant to the Metzger Lease, whether due to changes in maintenance expenses or a modification to the terms of the Metzger Lease by the Purchaser as set forth below (the "Rent"). The Metzger Escrow Agreement shall provide that for each month commencing on the first month after the Closing Date and continuing for an additional fifty-one (51) months after the Closing Date (the "Metzger Escrow Period") (i) so long as the Title Insurer receives the full amount of the Rent due for such month, it shall pay $29,411.76 less the difference between the monthly Rent due on the date hereof and the actual Rent due in accordance with the schedule attached to the Metzger Escrow Agreement (the "Seller Payment") to the Seller and the balance of the funds received shall be paid to the Purchaser, (ii) to the extent that the Title Insurer receives less than 95% of the full Rent due for such month, the Title Insurer shall pay the entire amount collected to the Purchaser, and (iii) to the extent that the Title Insurer receives between 95% and 100% of the full Rent due for such month, the Title Insurer shall pay the following amount to the Seller and the balance received to the Purchaser: the Seller Payment less the difference between the full Rent due and the amount actually collected (the failure to pay the full Rent due as set forth in items (ii) and (iii) being known collectively as a "Metzger Default"). Upon the occurrence of a Metzger Default, Purchaser shall be obligated to make good faith efforts, as determined by Purchaser in its reasonable discretion but which shall not include the commencement of litigation against Metzger, to collect the unpaid amounts due from Metzger for such month (the "Unpaid Amounts"). If the Purchaser or Title Insurer receives such Unpaid Amounts from Metzger within 90 days from the date due, Purchaser or Title Insurer, as applicable, shall be obligated to pay the Seller Payment, or the unpaid portion of the Seller Payment for such month, to the Seller. If at any time during the Metzger Escrow Period (i) Purchaser rightfully terminates the Metzger Lease, (ii) Metzger terminates the Metzger Lease for any reason, or (iii) the Metzger Lease is otherwise terminated as a result of the litigation between Seller and Metzger, the obligations set forth in this Section 10.3 and in the Metzger Escrow Agreement shall immediately terminate (the "Termination") and all rents collected in connection with the Metzger Lease or the premises occupied by Metzger shall be the sole possession of Purchaser and Seller shall have no further rights therein whatsoever. In addition, the Metzger Escrow Agreement shall provide that in all events and circumstances, including the event of a dispute between Purchaser and Seller, Title Insurer will in any event disburse to Purchaser all Rent received by Title Insurer in excess of the Seller Payment on a monthly basis. In the event the Purchaser sells the Property during the Metzger Escrow Period, it shall require that such new owner of the Property assume the obligations set forth in this Section 10.3. Purchaser hereby covenants that (i) neither Purchaser nor any agent or employee of Purchaser shall disclose the terms of this Paragraph 10.3 or the Metzger Escrow Agreement to Metzger or any of Metzger's agents or employees and (ii) Purchaser shall modify or restructure the Metzger Lease only for business reasons, not in bad faith or solely for the purpose of reducing amounts payable to Seller. Notwithstanding anything contained in this Agreement to the contrary, in the event that the Metzger Lease is terminated for any reason and Purchaser fails to commence any action against Metzger within 120 days of such termination, then in such event, Purchaser hereby agrees to subrogate its rights in connection with remedies under the Metzger Lease to Seller. The terms of this Paragraph 10.3 shall survive Closing and the delivery of the Deed.

11. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT AFTER THE EXPIRATION OF THE INSPECTION PERIOD, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER THE CLOSING DOCUMENTS SET FORTH IN PARAGRAPH 10.2 HEREOF, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

     NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (I) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE ACTION WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE AGAINST THE PROPERTY AND WHICH GIVES RISE TO A RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5.2 HEREOF; (II) ITS MISREPRESENTATION OF ANY ITEM SET FORTH IN PARAGRAPH 18.2 HEREOF; OR (III) ITS WILLFUL REFUSAL TO DELIVER ANY OF THE CLOSING DELIVERIES SET FORTH IN PARAGRAPH 10.2 HEREOF, THEN PURCHASER WILL BE ENTITLED TO DEMAND THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED $175,000 IN THE AGGREGATE.

13.  CLOSING PRORATIONS.

     13.1. The items described in this Paragraph shall be prorated between the parties on a per diem basis (on the basis of actual calendar days and a 366-day year) so that credits and charges preceding or on 11:59 P.M. on the Closing Date shall be allocated to Seller and credits and charges for the period after 11:59 P.M. on the Closing Date and all days thereafter shall be allocated to Purchaser. As of May 1, 1997, Seller and Purchaser shall jointly prepare a final proration statement in accordance with the provisions of this Paragraph 13 and a final adjusting payment shall then be made, as provided in Paragraph 13.3 hereof.

          13.1.1. Real estate taxes (on the basis of allowable discounts for early payment, to the extent the adjustment is made during the discount period), general and special assessments and the like ("Taxes") for 1996, as such Taxes may be increased or decreased after the Closing, shall be prorated as of the Closing Date based on the most recent ascertainable amount.
Purchaser shall promptly bill tenants making annual payments for Taxes, if any, and other tenants which are obligated to make payments for taxes other than on a monthly basis and which remain liable for Taxes for a period of Seller's ownership (said annual paying tenants and non-monthly paying tenants are hereinafter collectively referred to as "Non-Monthly Tax Payors") in accordance with their respective Leases. Upon Purchaser's receipt of the payment of Taxes by each Non-Monthly Tax Payor, said payment shall be prorated as of the Closing Date and Purchaser shall promptly pay to Seller the prorated portion of the collected Taxes pertaining to the period prior to the Closing Date.

          13.1.2. Minimum rent (exclusive of delinquent rents, but including prepaid rents) and other fixed charges for operational expenses and taxes paid under the Leases ("Minimum Rent") shall be prorated as of the Closing Date.

          13.1.3. Certain of the Leases provide for reimbursement to landlord of maintenance and operation charges, taxes, insurance and other expenses (herein collectively referred to as "Maintenance Expenses"). Some Leases provide for a determination of the tenant's share of Maintenance Expenses on an annual basis but provide that an estimated amount thereof (either in the aggregate or for specified components thereof) shall be paid by tenant to landlord monthly during the course of the year with a final adjustment to be made after the close of the year when such costs and expenses have been finally determined. Seller and Purchaser agree as follows with respect to Maintenance
Expenses:

               13.1.3.1. Except as hereinafter provided, Seller shall be responsible for the payment of all Maintenance Expenses attributable to periods of time through the Closing Date and shall be entitled to receive and retain all reimbursements thereof collected from tenants on account thereof with respect to the period through the Closing Date; and Purchaser shall be responsible for the payment of all Maintenance Expenses attributable to periods of time after the Closing Date and shall be entitled to receive and retain from the tenants all reimbursements thereof collected from tenants on account thereof with respect to the Closing Date and thereafter. At the Closing, Seller shall pay to Purchaser the amount of ascertainable Maintenance Expenses incurred but unpaid at the Closing and Seller shall receive as a credit an amount equal to all Maintenance Expenses prepaid by Seller for periods after the Closing Date and not yet incurred.

               13.1.3.2. As a part of the final proration referred to in
Section 13.3 hereof:

         (i) Seller shall pay to Purchaser the amounts (if any) received by Seller from tenants on account of Maintenance Expenses with respect to the period prior to the Closing Date in excess of amounts incurred by Seller during such period on account of such Maintenance Expenses with respect to such period; and

        (ii) Purchaser shall pay to Seller the amount (if any) received by Purchaser on account of Maintenance Expenses paid by tenants with respect to said year which are attributable to Maintenance Expenses incurred by Seller prior to Closing Date and not theretofore reimbursed.

         13.1.4. Insurance charges payable under the Leases shall be adjusted in the same manner as provided in 13.1.3.2(i) and (ii) above with respect to Maintenance Expenses.

         13.1.5. To the extent not covered by Paragraph 13.1.3, utility and fuel charges, including, without limitation, charges for water, electricity, gas, gasoline, steam, oil and telephones used in connection with the heating, cooling, lighting, maintenance and operation of the Property and any personal property included therein or used in connection therewith shall be prorated as of the Closing Date. Seller shall endeavor to obtain readings of all utility meters as close to the Closing Date as practicable.

         13.1.6. To the extent not covered by Paragraph 13.1.3 annual fees for permits and licenses required in connection with the operation of the Property shall be prorated as of the Closing Date.

         13.1.7. Personal property taxes, if any, for any personal property transferred to Purchaser shall be prorated as of the Closing Date.

         13.1.8. Purchaser shall cause a reconciliation of the Maintenance Expenses and Taxes to occur with the tenants no later than February 15, 1997 and shall use diligent efforts in collecting from the tenants any under-payments for Taxes and Maintenance Expenses for 1996.

     13.2. The following amounts, if any (the "Adjustments"), without duplication shall be made:

         13.2.1. All security deposits held by Seller as of the Closing Date shall be paid to Purchaser at the Closing.

         13.2.2. Purchaser shall receive a credit at Closing for all brokerage commissions and tenant improvement obligations of Seller listed on Exhibit O attached hereto to the extent not paid by Seller prior to Closing. Purchaser assumes all obligations for brokerage commissions and tenant obligations set forth on such Exhibit O and set forth on Exhibit N attached hereto. Purchaser assumes all obligations of the Association of Flight Attendants ("AFA") with respect to all premises leased by AFA in the ALPA Building at 1625 Massachusetts Avenue, Washington, D.C.

         13.2.3. All other reasonable expenses normal to the operation and maintenance of the Property which require payments either in advance or in arrears for periods which begin prior to the Closing Date or end thereafter shall be apportioned between Seller and Purchaser as of 11:59 P.M. on the Closing Date. The obligations under any contract continuing after the Closing Date as provided within this Agreement shall be apportioned between Seller and Purchaser as of the Closing Date.

     13.3. In connection with the prorations and the Adjustments herein and as provided, there shall be prepared the following statements, schedules and certificate:

         13.3.1. Seller shall prepare or cause to be prepared statements in reasonable detail showing separately each item prorated or adjusted pursuant to this Agreement and a detailed reconciliation showing separately each item prorated or adjusted pursuant to this Agreement and a detailed reconciliation of the Prorations and Adjustments, such statements to be delivered two (2) business days prior to the Closing and adjusted as necessary at the Closing. The parties shall mutually agree that said closing statement accurately reflects the method of proration set forth in this Agreement.

         13.3.2. Purchaser, in cooperation with Seller, shall prepare, not later than May 1, 1997, a final proration statement as of the Closing Date, presenting correctly the final Prorations and Adjustments in accordance with the terms of this Agreement and a statement of "Overdue Amounts" (hereinafter
defined).   Upon issuance of such final proration statement the parties shall make a final proration payment as appropriate (including, without limitation, a settlement of Overdue Amounts). For purposes of preparation of the foregoing statements and at all reasonable times thereafter, the parties agree to allow the other party and the other party's accountants and representatives, to examine so much of the books and records in the possession and control of the other party as relate to such statements and final reconciliations with tenants on Taxes, Maintenance Expenses and other charges at the place or places where they are then regularly maintained. Seller and Purchaser shall retain such books and records for three (3) years from the Closing Date.

     13.4. Minimum Rent owed by tenants which are due but unpaid as of the Closing Date shall not be adjusted, but after the Closing Date the Purchaser shall bill, in accordance with the terms of the tenants' Leases, the Minimum Rent payable by tenants which are accrued but unpaid on the Closing Date (collectively, "Overdue Amounts"). The Purchaser shall pay to the Seller in accordance with the priority established in the immediately following sentence the Overdue Amounts collected from each tenant attributable to the portion of calendar year 1996 (the "Current Calendar Year") ending at 11:59 P.M. on the Closing Date, within 15 days after the end of the month in which such Overdue Amounts are collected. All Overdue Amounts collected by the Purchaser after the Closing Date from tenants which, on the Closing Date, are not more than 30 days in arrears in the payment of the Minimum Rent shall be applied in the following order of priority: (i) first to the month preceding the month in which the Closing Date occurs; (ii) then to the month in which the Closing Date occurs; and (iii) then to any month or months following the month in which the Closing Date occurs. All Overdue Amounts collected by the Purchaser after the Closing Date from tenants which, on the Closing Date, are more than 30 days in arrears in the payment of Minimum Rent shall be applied in the following order of priority: (i) first to the month in which the payment is received; and (ii) then to any month or months preceding the month in which the payment is received with such payment being applied to the Overdue Amounts in the inverse order of their due dates.

     13.5. The Purchaser shall use diligent efforts to collect all Overdue Amounts and in no event shall Purchaser waive any Overdue Amounts. The Purchaser shall not have any obligation or liability under this Paragraph to pay any Overdue Amount or any Minimum Rent to the Seller except if, and to the extent that, such Overdue Amount or Minimum Rent is collected from tenants of the Property after the Closing Date. After the Closing has occurred, Seller shall have no right to commence litigation or any other collection proceedings to collect such Overdue Amounts.

14. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

15. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity affiliated with Purchaser, or the principals of Purchaser, or to any fund sponsored by Purchaser or the principals of Purchaser, provided that the assignee assumes liability for all obligations of Purchaser hereunder including the obligations of Purchaser first arising prior to the effective date of the assignment and Purchaser remains liable as set forth in the following sentence (and said assignor shall be released from all other obligations hereunder). If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or said assignee is adjudicated as a bankrupt or insolvent, or said assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

16. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Insignia Management Co. (to be paid by Seller). Seller's commission to Insignia Management Co. shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia Management Co. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

17.  SELLER COVENANTS.

     17.1. Affirmative Covenants. Between the date of this Agreement and the Closing Date, the Seller agrees that it will:

         17.1.1. manage and operate the Property in the same manner that it has managed, operated and maintained the Property during the period of Seller's ownership, subject to reasonable wear and tear and casualty; and

         17.1.2. deliver the Property on the Closing Date in substantially the same condition it is in on the date of this Agreement, reasonable wear and tear and damage by fire or other casualty excepted;

         17.1.3. deliver to the Purchaser, promptly after receipt by the Seller, copies of all notices of violation issued by any governmental authorities with respect to the Property received by the Seller after the date of this Agreement; and

         17.1.4. prior to the expiration of the Inspection Period, deliver to Purchaser three (3) days prior to the execution thereof, any new Leases.

     17.2. Negative Covenants. Between the date of this Agreement and the Closing Date, the Seller agrees that, without the Purchaser's written consent in each case, it will not:

         17.2.1. voluntarily grant or create any mortgage, lien, encumbrance, easement, covenant, condition, right-of-way or restriction upon the Property other than the Permitted Exceptions;

         17.2.2. alter or amend any of the Contracts or become a party to any new similar agreement unless the same is terminable without penalty to the then-owner of the Property upon not more than 30 days' notice;

         17.2.3. alter, amend, renew, extend, or consent to the assignment of any Lease (or sublease of any related premises), except for renewals pursuant to renewal options contained in such Lease and described in the Rent Roll;

         17.2.4. terminate any Lease, or accept a surrender of the leased premises thereunder, except for non-payment of rent or breach of non-monetary covenants which causes default under other Leases; or

         17.2.5. after the expiration of the Inspection Period, execute any new lease affecting the Property without Purchaser's prior written consent, which consent shall not be unreasonably withheld. Upon requesting Purchaser's consent, Seller shall deliver a complete copy of said lease to Purchaser together with a statement of leasing commissions and tenant improvements payable by the landlord under such lease. Purchaser's consent shall be deemed given if Purchaser has not responded to the contrary within five (5) business days after receipt of Seller's written request and the complete copy of said lease. If approved by Purchaser, a complete copy of any such lease shall be delivered to Purchaser within ten (10) days of the full execution thereof. All leasing costs and commissions, tenant improvements and contributions, and up to $1,000 in reasonable attorneys' fees in the aggregate, incurred in connection with any new lease, including all new leases executed prior to the expiration of the Inspection Period ("New Lease Costs"), shall be paid by Purchaser or credited to Seller at Closing if already paid by Seller. Notwithstanding anything contained herein to the contrary, Purchaser hereby approves the terms of the transactions set forth as "Potential Deals" on Exhibit N and agrees to pay all New Lease Costs associated therewith or credit Seller for any amounts paid as of the Closing.

         17.2.6. fail to comply with any written notices to Seller received by Seller prior to Closing of violations of law or municipal ordinances, orders or requirements issued by any governmental authority against or affecting the Property (the "Violations"). If Seller has knowledge prior to the Closing of an assertion by any governmental authority of any Violations, Seller shall comply with any such assertion prior to Closing. If any Violations remain uncured on the Closing Date, Purchaser shall receive a credit against the Purchase Price equal to the estimated cost of curing the same, as estimated by an architect or engineer selected by Purchaser and reasonably satisfactory to Seller. Notwithstanding the foregoing, in the event the cost to cure the Violation exceeds Fifty Thousand Dollars ($50,000.00), then Purchaser at its election, may as its sole remedy in respect thereof either (A) terminate this Agreement, in which event the parties shall direct the Escrow Agent to return the Earnest Money Deposit with any interest accrued thereon to Purchaser and neither party hereto will have any further obligations except for those which specifically survive the termination hereof or (B) accept the Property subject to the Violation and receive a credit equal to $50,000.

18.  REPRESENTATIONS AND WARRANTIES.

     18.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by James Mendelson and/or Tom Molina (together, the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     18.2. Subject to the limitations set forth in Paragraph 18.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge:

               (i) Except as disclosed on Exhibit P attached hereto, Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property;

               (ii) Seller has the power to execute and deliver this Agreement and consummate the transactions contemplated herein;

               (iii) the rent roll attached hereto as Exhibit M which Seller will update as of the Closing Date is accurate as of the date set forth thereon;

               (iv) The operating statements delivered by Seller to Purchaser as part of the Seller Documents are the actual operating statements used by Seller in connection with the day-to-day operation of the Property and were prepared in accordance with Seller's customary practice in the ordinary course of business;

               (v) Annexed hereto as Exhibit M is a true and complete list of all of the leases, amendments, and other related documents (the "Leases") affecting the tenancies at the Property and there are no leases or other tenancies for any space in the Property other than the Leases. Except as otherwise disclosed on Exhibit M, the Seller has not received from any tenant under a Lease nor given to any tenant under a Lease a written notice of default by the Seller or tenant in performing any of its obligations under such Lease which has not been cured;

               (vi) Contracts. The contracts (the "Contracts") listed on Exhibit H are all of the contracts disclosed to Purchaser by Seller as part of the Seller Documents and there are no service or other contracts affecting the Property other than as set forth on Exhibit H or which are Permitted Exceptions. The Seller has performed all obligations required to be performed by it, and is not in default, under any of the Contracts;

               (vii) Reports. The Seller has delivered to Purchaser the most current environmental report on the Property in its possession;

               (viii) Condemnation. The Seller has not received written notice of, and the Seller has no knowledge of, pending or contemplated condemnation proceedings affecting the Property, or any part thereof;

               (ix) Compliance with Laws. Seller has not received a written notice of uncured violation of any Environmental Laws, statute, rule, law, obligation, ordinance, or other legal regulation or requirement pertaining to the use, maintenance, ownership, or operation of the Property;

               (x) Brokerage Commissions/Tenant Improvements. There will be no brokerage commissions or tenant improvement allowances due on the Closing Date or at any time thereafter in connection with any of the Leases or any renewals or extensions thereof other than as disclosed in Exhibit N or Exhibit O; and

               (xi) Seller's Representative. James Mendelson is a senior vice president of The Balcor Company. Tom Molina is the asset manager at The Balcor Company responsible for the operations of the Property.

               (x) Annual Reconciliation. All Leases contain provisions which provide for the reconciliation of Maintenance Expenses on a calendar year basis; provided, however, that Purchaser's sole remedy in the event of a breach of this representation shall be a reproration between Seller and Purchaser in accordance with Paragraph 13 hereof with respect to any Lease that does not provide for a calendar year reconciliation promptly following the reconciliation with the tenant under such Lease.

     18.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

     18.4. If at any time after the execution of this Agreement, either Purchaser or Seller becomes aware of information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraph 17 herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

     18.5. The parties agree that the representations contained herein shall survive Closing for a period of nine (9) months (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of nine (9) months immediately following Closing).

19. LIMITATION OF LIABILITY. Neither Seller, nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     19.1. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum liability of Seller after the Closing, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction, shall be $2,287,500.

     19.2. Seller further agrees not to distribute $2,287,500 of the proceeds of the Purchase Price to its partners for the longer of (i) nine (9) months after the Closing and (ii) final resolution of any claims by Purchaser and asserted in writing against Seller prior to the expiration of the nine (9) months after the Closing in accordance with the terms of this Agreement ("Claims"); provided, however, that if any Claims are disputed by Seller,

Seller shall have the right, by written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction within ninety (90) days after such notice to Purchaser. If no suit is filed by such date, said notice with respect to the Claim in question shall no longer prevent Seller from distributing the proceeds.

20.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

21. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, or by facsimile transmission addressed as follows:

         TO SELLER:      c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  James Mendelson
                              (847) 317-4367
                              (847) 317-4462 (FAX)

            and to:           Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

       TO PURCHASER:          c/o Goldman, Sachs & Co.
                              85 Broad Street
                              19th Floor
                              New York, New York  10004
                              Attention:  Stuart Rothenberg
                              (212) 902-6341
                              (212) 957-5505 (FAX)

    and one copy to:          Arent Fox Kintner Plotkin & Kahn
                              1050 Connecticut Avenue
                              Washington, DC  20036
                              Attention:  Mark Katz, Esq.
                              (202) 857-6260
                              (202) 857-6395 (FAX)
subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

22.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

23. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the District of Columbia, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

24. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

25. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
26. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

27. NO UNINTENDED ASSUMPTION OF LIABILITIES. Except as expressly provided in this Agreement or in any document to be executed and delivered on the Closing Date, the Purchaser is not assuming any of the debts, liabilities, taxes or obligations of, or claims against, the Seller of any kind or character, whether direct or contingent and whether known or unknown. The only transactions contemplated by this Agreement are the sale and purchase of the Property. The Seller is not selling a business. Except as expressly provided in this Agreement or in any document to be executed and delivered on the Closing Date, the parties intend that the Purchaser shall not be deemed to be a successor of the Seller with respect to any of the Seller's liabilities or obligations to third parties arising before the Closing Date.

28. EXECUTION BY THE BALCOR COMPANY. The Balcor Company executes this Agreement solely for the purpose of assuring to Purchaser that if the Seller fails to withhold or pay the sums required of Seller pursuant to Paragraph 19 and if Purchaser is successful in any claims asserted against the Seller for a breach of a representation or warranty, then The Balcor Company shall pay to Purchaser the amount of such claim(s), the total of which shall not exceed $2,287,500.00. Purchaser may name The Balcor Company in any suit against Seller, provided that Purchaser may not name The Balcor Company in any suit unless Seller is also named therein. So long as Seller is determined to be liable for the amounts due hereunder, Purchaser shall have no obligations to exhaust its remedies against Seller prior to suing and collecting from The Balcor Company, so long as Purchaser complies with the provisions of the preceding sentence.

29. FURTHER ASSURANCES. The Seller agrees that it will, at any time and from time to time after the Closing Date, upon request of the Purchaser, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required for the better assigning, transferring, granting, assuring and confirming to the Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the assets or property being sold to the Purchaser pursuant to this Agreement.

30. INDEMNITY. From and after the Closing Date, Seller and The Balcor Company hereby agree to indemnify and defend (using attorneys selected by Seller and reasonably acceptable to Purchaser) Purchaser from any liability arising from the litigation disclosed as Item 1 on Exhibit P with the result that Purchaser will not be liable with respect to such claims for any actual loss, costs or damages in connection therewith, including litigation costs and expenses. Notwithstanding the foregoing, such indemnification does not cover any damages incurred by Purchaser in connection with any modification or termination of the Metzger, Hollis and Gordon lease. The terms of this Paragraph 30 shall survive the Closing and the delivery of the Deed.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

                              PURCHASER:

                              ARCHON GROUP, L.P., a Delaware limited
                              partnership

                              By:   /s/ James Weston Moffett
                                   -----------------------------------
                              Name:     James Weston Moffett
                                   -----------------------------------
                              Its:      Sr. Vice President
                                   -----------------------------------

                              SELLER:

                              THIRTEENTH & K STREETS ASSOCIATES LIMITED
                              PARTNERSHIP, a District of Columbia limited partnership

                              By: Labroc II Limited Partnership, an Illinois limited partnership, a general partner

                                   By:  Balcor Equity Partners-II, an Illinois
                                        general partnership, its general
                                        partner

                                        By:  The Balcor Company, a Delaware
                                             corporation, its general partner

                                             By:   /s/ James E. Mendelson
                                                  -----------------------------
                                             Name:     James E. Mendelson
                                                  -----------------------------
                                             Its:      Sr. V.P.
                                                  -----------------------------

                                    JOINDER

     The undersigned executes this joinder solely for the purposes of effectuating its obligations arising under Paragraphs 28 and 30 of this Agreement.

                                   THE BALCOR COMPANY, a Delaware corporation

                                   By:   /s/ James E. Mendelson
                                        ----------------------------------
                                   Name:     James E. Mendelson
                                        ----------------------------------
                                   Its:      Sr. V.P.
                                        ----------------------------------
               of               ("Seller's Broker") executed this Agreement in
its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated __, 199_ between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                                   _____________________________
                                   By:
                                        ---------------------------------

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Tenant Certificate

M    -    Rent Roll

N    -    Tenant Allowances and Leasing Commissions To Be Paid by Purchaser

O    -    Tenant Allowances and Leasing Commissions To Be Paid by Seller

P    -    Litigation